     As filed with the Securities and Exchange Commission on April 5, 2004

                           Registration No. 333-106048

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                   Alteon Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation of Organization)

                                   13-3304550
                      (I.R.S. Employer Identification No.)

                                 6 Campus Drive
                          Parsippany, New Jersey 07054
                                 (201) 934-5000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                 Kenneth I. Moch
                      President and Chief Executive Officer
                                   Alteon Inc.
                                 6 Campus Drive
                          Parsippany, New Jersey 07054
                                 (201) 934-5000

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                            ------------------------

                                    Copy to:
                             Marsha E. Novick, Esq.
                               Stevens & Lee, P.C.
                              600 College Road East
                           Princeton, New Jersey 08540
                                 (609) 243-9111

                            ------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                EXPLANATORY NOTE

         Alteon Inc. is filing this Post-Effective Amendment No. 1 to the Registration Statement solely for the purpose of adding the following paragraph after the first paragraph of the section of the prospectus captioned "Plan of Distribution."

         "We may engage BNY Capital Markets, Inc. to act as an underwriter or agent in an at-the-market offering of our common stock."

         In addition, the prospectus contained in this Post-Effective Amendment No. 1 has been updated to reflect the information incorporated by reference herein from the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003.

                                   ALTEON INC.

                                  COMMON STOCK
                                  $100,000,000

         This prospectus will allow us to issue our common stock from time to time. This means we will provide a prospectus supplement each time we issue securities; the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document. You should read this document and any prospectus supplement carefully before you invest.

         Our common stock is traded on The American Stock Exchange under the symbol "ALT." On March 31, 2004 the last reported sale price of the common stock was $1.80 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is April 5, 2004.

                                TABLE OF CONTENTS

                                                              Page No.
                                                              --------
Alteon Inc..............................................         3
Risk Factors............................................         4
Forward-Looking Statements..............................        11
Use of Proceeds.........................................        11
Plan of Distribution....................................        12
Dividend Policy.........................................        12
Legal Matters...........................................        12
Experts.................................................        12
Where You Can Find More Information.....................        12
Incorporation of Certain Documents by Reference.........        13

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                                   ALTEON INC.

         We are a product-based biopharmaceutical company engaged in the discovery and development of small molecule drugs to reverse or slow down diseases of aging and complications of diabetes. Our product candidates represent novel approaches to some of the largest pharmaceutical markets. Our lead compound is in clinical development; several others are in earlier development stages. These pharmaceutical candidates were developed as a result of our research on the Advanced Glycation End-Products ("A.G.E.") pathway, a fundamental pathological process and inevitable consequence of aging that causes or contributes to many medical disorders, including cardiovascular, kidney and eye diseases.

         A.G.E.s are glucose/protein complexes that form as a result of circulating blood glucose reacting with proteins. These A.G.E. complexes subsequently interact and bond (crosslink) with other proteins, resulting in "hardened" (stiffened) arteries, toughened tissues and impaired flexibility and function of many body organs. In healthy individuals, this pathological A.G.E.-formation process occurs slowly as the body ages. In diabetic patients, the rate of A.G.E. accumulation and the extent of protein crosslinking are accelerated because of high glucose levels.

         Our research and drug development activities targeting the A.G.E. pathway have taken three directions: the breaking of A.G.E. crosslinks between proteins in order to reverse damage ("A.G.E. Crosslink Breakers"); the prevention or inhibition of A.G.E. formation ("A.G.E.-Formation Inhibitors") and the reduction of the A.G.E. burden through a novel class of anti-hyperglycemic agents, Glucose Lowering Agents ("GLA"). We believe that we were the first company to focus on the development of compounds to treat diseases caused by A.G.E. formation and crosslinking. Since our inception, we have created an extensive library of novel compounds targeting the A.G.E. pathway, and have actively pursued patent protection for these discoveries.

         The primary focus of our research and development activities is alagebrium chloride (formerly ALT-71l), which is our lead product candidate and we believe the only A.G.E. Crosslink Breaker in advanced clinical development. In February, 2004, the United States Adopted Name (USAN) Council approved alagebrium chloride as the generic name of the chemical compound formerly known as ALT-711. Alagebrium offers the possibility of the first therapeutic approach to "breaking" A.G.E. crosslinks, the benefit of which may be to reverse tissue damage caused by aging and diabetes, thereby restoring flexibility and function to tissues, blood vessels and organs of the body. Alagebrium has demonstrated safety and efficacy in three Phase 2 trials and several Phase 1 studies in which over 800 patients received alagebrium in clinical trials. We are actively developing the compound for the treatment of cardiovascular diseases including systolic hypertension and heart failure. In July 2003, we announced initial results from the Phase 2b SAPPHIRE (Systolic And Pulse Pressure Hemodynamic Improvement by Restoring Elasticity) and SILVER (Systolic Hypertension Interaction with Left VEntricular Remodeling) trial that focused on patients with systolic hypertension. Alagebrium was safe and well tolerated at all doses tested. Results from this 768 patient, six-month, placebo-controlled, dose-ranging study showed that although the pre-specified primary endpoint of reduction of systolic blood pressure by office cuff pressure measurement did not demonstrate statistical significance, as compared to placebo, pre-specified secondary analyses of ambulatory blood pressure measurements ("ABPM") in all patients who completed the study demonstrated a blood pressure lowering effect at lower doses of approximately 4 mm Hg net of placebo. In February 2004, we announced the partial results of a post hoc analysis which showed that alagebrium treatment resulted in significant lowering of systolic blood pressures in patients with a baseline systolic ABPM of > or = 140 mm Hg, with little concurrent effect on diastolic blood pressure readings. The treatment effects were greatest in patients with higher starting systolic blood pressure readings.

         The DIAMOND (Distensibility Improvement And ReMOdeliNg in Diastolic Heart Failure) open-label, single dose trial of alagebrium was conducted in 23 patients with diastolic heart failure ("DHF"). Treatment with alagebrium over 16 weeks demonstrated a statistically significant reduction in left ventricular mass and a marked improvement in left ventricular diastolic filling. The trial also showed statistically significant improvements in multiple quality of life measurements. Pre-specified primary endpoint data was not evaluable. Patients with Class III heart failure at baseline, the sickest patients in the study, appeared to benefit the most from alagebrium treatment. Side effects were as expected for a similar patient population of this size and severity. In 2001, we conducted a Phase 2a clinical trial, in which 93 patients received alagebrium or placebo tablets once daily for eight weeks. Study results showed that alagebrium patients experienced a statistically significant and clinically meaningful reduction in pulse pressure (p<0.02), defined as the difference between systolic and diastolic blood pressures. Results also showed a statistically significant increase in large artery compliance (p<0.03), an indicator of greater vascular

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
flexibility and volume capacity. Additionally, the drug was well tolerated. This Phase 2a data was published as "breakthrough information" in the September 26, 2001 issue of the peer-reviewed journal, Circulation: Journal of the American Heart Association.

         In March 2004, we initiated SPECTRA (Systolic Pressure Efficacy and Safety Trial of Alagebrium), a Phase 2b trial in patients with systolic hypertension. An additional Phase 2 trial in diastolic dysfunction in heart failure is expected to be initiated in the first half of 2004.

         We continue to evaluate potential pre-clinical studies and clinical trials in other cardiovascular and therapeutic indications where A.G.E. Crosslink Breaker compounds may address significant unmet needs. In addition, we plan to continue to explore the use of topical A.G.E. Crosslink Breakers in skin and photoaging, following our recent evaluation of ALT-744. We intend to identify other crosslink breaker compounds in our research and development portfolio with more attractive characteristics than those of ALT-744 to further explore the pharmaceutical applications of our compounds for skin and photoaging.

         We were incorporated in Delaware in October 1986 under the name Geritech Inc. Our name was changed to Alteon Inc. in August 1991. We recently moved our headquarters to 6 Campus Drive, Parsippany, New Jersey 07054. Our web address is www.alteon.com, and our telephone number is (201) 934-5000. We make available free of charge through our internet website our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with the United States Securities and Exchange Commission ("SEC").

                                  RISK FACTORS

         Investment in our common stock involves substantial risks, including those described below. You should purchase our common stock only if you can afford to lose your entire investment. You should carefully consider all of the information included in this prospectus to evaluate us and our business. You should make this evaluation before deciding whether to purchase our common stock. You should understand that additional risks which we cannot predict at this time may have negative impact on us in the future. You should also understand that the risks discussed below might affect us more than or in a different manner than we now predict.

IF WE DO NOT OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR NEEDS, WE MAY HAVE TO CURTAIL OR DISCONTINUE THE RESEARCH, PRODUCT DEVELOPMENT, PRE-CLINICAL TESTING AND CLINICAL TRIALS OF SOME OR ALL OF OUR PRODUCT CANDIDATES.

         As of December 31, 2003, we had working capital of $15,033,000, including $16,679,000 of cash and cash equivalents. Our cash used in operations for the year ended December 31, 2003 was $15,906,000.

         We believe that our lead compound, alagebrium, is the only A.G.E. Crosslink Breaker in advanced human testing. Several Phase 2 clinical trials have been completed: the DIAMOND, the SAPPHIRE and SILVER trial in systolic hypertension and a trial in cardiovascular compliance. Based on evidence of alagebrium's demonstrated efficacy and biological activity in these Phase 2 trials, as well as a strong and consistent safety profile, we are proceeding with Phase 2 development of alagebrium in two major cardiovascular indications, systolic hypertension and heart failure. We continue to work with our external advisors to determine the appropriate clinical development strategy and timeline.

         We expect to utilize cash to fund our operations and to initiate new Phase 2 trials in systolic hypertension and diastolic dysfunction in heart failure during the first half of 2004. The first of the Phase 2 trials was initiated in March 2004, SPECTRA, a Phase 2b trial in patients with systolic hypertension. Based on our projected spending levels, including these trials, which are expected to continue into 2005, we do not currently have adequate cash and cash equivalents to complete the trials or complete the 2004 fiscal year and therefore will require additional funding during 2004. As a result, throughout 2004 and 2005, we will monitor our liquidity position and the status of our clinical trials. If we are unsuccessful in our efforts to raise additional funds through the sale of additional equity securities, we will be required to significantly reduce or curtail our research and product development activities, including the number of patients enrolled in our trials, and other operations if our level of cash and cash equivalents fall below pre-determined levels. We have the intent and ability to quickly and significantly reduce the cash burn

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rate, if necessary, as we have limited fixed commitments. We believe that such curtailment actions, if needed, will enable us to fund our operations into early 2005.

         The amount and timing of our future capital requirements will depend on numerous factors, including the progress of our research and development programs, the conduct of pre-clinical tests and clinical trials, the development of regulatory submissions, the costs associated with protecting patents and other proprietary rights, the development of marketing and sales capabilities and the availability of third-party funding.

         We will require, over the long-term, substantial new funding to pursue development and commercialization of alagebrium and our other product candidates to continue our operations. We believe that satisfying these capital requirements over the long-term will require successful commercialization of our product candidates, particularly alagebrium. However, it is uncertain whether any products will be approved or will be commercially successful.

         Because of our near-term and long-term capital requirements, we will seek access to the public or private equity markets whenever conditions are favorable. This may have the effect of materially diluting the current holders of our outstanding stock. We may also seek additional funding through corporate collaborations and other financing vehicles, potentially including off-balance sheet financing through limited partnerships or corporations. There can be no assurance that such funding will be available at all or on terms acceptable to us. If adequate funds are not available, we may be required to curtail significantly one or more of our research or development programs. If we obtain funds through arrangements with collaborative partners or others, we may be required to relinquish rights to certain of our technologies or product candidates. If we are unable to obtain the necessary funding, we may need to cease operations.

IF WE DO NOT SUCCESSFULLY DEVELOP ANY PRODUCTS, WE MAY NOT DERIVE ANY REVENUES.

         We have not yet requested or received regulatory approval for any product from the FDA or any other regulatory body. All of our product candidates, including our lead candidate, alagebrium, are still in research or clinical development. We may not succeed in the development and marketing of any therapeutic or diagnostic product. We do not have any product other than alagebrium in active clinical development, and there can be no assurance that we will be able to bring any other compound into clinical development. To achieve profitable operations, we must, alone or with others, successfully identify, develop, introduce and market proprietary products. Such products will require significant additional investment, development and pre-clinical and clinical testing prior to potential regulatory approval and commercialization.

         The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. We may not be able to undertake additional clinical trials. In addition, our product development efforts may not be successfully completed, we may not obtain regulatory approvals, and our products, if introduced, may not be successfully marketed or achieve customer acceptance. We do not expect any of our products, including alagebrium, to be commercially available for a number of years, if at all.

CLINICAL TRIALS REQUIRED FOR OUR PRODUCT CANDIDATES ARE TIME-CONSUMING, AND THEIR OUTCOME IS UNCERTAIN.

         Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication. The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Factors which can cause delay or termination of our clinical trials include: (i) slower than expected patient enrollment due to the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study, competition with clinical trials for other drug candidates or other factors; (ii) lower than expected retention rates of patients in a clinical trial; (iii) inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials; (iv) delays in approvals from a study site's review board; (v) longer treatment time required to demonstrate effectiveness or determine the appropriate product dose; (vi) lack

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of sufficient supplies of the product candidate; (vii) adverse medical events or side effects in treated patients; (viii) lack of effectiveness of the product candidate being tested, and (ix) regulatory changes.

         Even if we obtain positive results from pre-clinical or clinical trials for a particular product, we may not achieve the same success in future trials of that product. In addition, some or all of the clinical trials we undertake may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals, which could prevent the creation of marketable products. Our product development costs will increase if we have delays in testing or approvals, if we need to perform more or larger clinical trials than planned or if our trials are not successful. Delays in our clinical trials may harm our financial results and the commercial prospects for our products.

IF WE ARE UNABLE TO DERIVE REVENUES FROM PRODUCT SALES, WE MAY NEVER BE PROFITABLE.

         All of our revenues to date have been generated from collaborative research agreements and financing activities or interest income earned on these funds. We have not received any revenues from product sales. We may not realize product revenues on a timely basis, if at all.

         At December 31, 2003, we had an accumulated deficit of $187,619,000. We anticipate that we will incur substantial, potentially greater, losses in the future. Our products under development may not be successfully developed and our products, if successfully developed, may not generate revenues sufficient to enable us to earn a profit. We expect to incur substantial additional operating expenses over the next several years as our research, development and clinical trial activities continue. We do not expect to generate revenues from the sale of products, if any, for a number of years. Our ability to achieve profitability depends, in part, on our ability to enter into agreements for product development, obtain regulatory approval for our products and develop the capacity, or enter into agreements, for the manufacture, marketing and sale of any products. We may not obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market product candidates, and we may never achieve product revenues or profitability.

PRIOR STOCK OPTION REPRICING MAY HAVE AN ADVERSE EFFECT ON OUR FUTURE FINANCIAL PERFORMANCE.

         Based on the performance of our stock and in order to bolster employee retention, we repriced certain employee stock options on February 2, 1999. As a result of this repricing, options to purchase 1.06 million shares of stock were repriced and certain vesting periods related to these options were modified or extended. This repricing may have a material adverse impact on future financial performance based on the Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25." This interpretation requires us to record compensation expense or benefit, which is adjusted every quarter, for increases or decreases in the fair value of the repriced options based on changes in our stock price from the value at July 1, 2000, until the repriced options are exercised, forfeited or expire. The options expire at various dates through January 2008.

IF WE ARE UNABLE TO FORM THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES, THEN OUR PROGRAMS WILL SUFFER AND WE MAY NOT BE ABLE TO DEVELOP PRODUCTS.

         Our strategy for developing and deriving revenues from our products depends, in large part, upon entering into arrangements with research collaborators, corporate partners and others. We are seeking to establish these relationships to provide the funding necessary for continuation of our product development, but if such efforts may not be successful, our programs may suffer and we may be unable to develop products.

IF WE ARE ABLE TO FORM OUR COLLABORATIVE RELATIONSHIPS, BUT ARE UNABLE TO MAINTAIN THEM, OUR PRODUCT DEVELOPMENT MAY BE DELAYED AND DISPUTES OVER RIGHTS TO TECHNOLOGY MAY RESULT.

         We may form collaborative relationships that will, in some cases, make us dependent upon outside partners to conduct pre-clinical testing and clinical trials and to provide adequate funding for our development programs. Such corporate partners, if any, may have all or a significant portion of the development and regulatory approval responsibilities. Failure of the corporate partners to develop marketable products or to gain the appropriate regulatory approvals on a timely basis, if at all, would have a material adverse effect on our business, financial condition and results of operations.

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         In most cases, we will not be able to control the amount and timing of resources that our corporate partners devote to our programs or potential products. If any of our corporate partners breached or terminated its agreement with us or otherwise failed to conduct its collaborative activities in a timely manner, the pre-clinical or clinical development or commercialization of product candidates or research programs could be delayed, and we would be required to devote additional resources to product development and commercialization or terminate certain development programs.

         Disputes may arise in the future with respect to the ownership of rights to any technology we develop with third parties. These and other possible disagreements between us and collaborators could lead to delays in the collaborative research, development or commercialization of product candidates, or could require or result in litigation or arbitration, which would be time-consuming and expensive and would have a material adverse effect on our business, financial condition and results of operations.

         Any corporate partners we have may develop, either alone or with others, products that compete with the development and marketing of our products. Competing products, either developed by the corporate partners or to which the corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of our technology, which would have a material adverse effect on our business, financial condition and results of operations.

IF WE CANNOT SUCCESSFULLY DEVELOP A MARKETING AND SALES FORCE OR MAINTAIN SUITABLE ARRANGEMENTS WITH THIRD PARTIES TO MARKET AND SELL OUR PRODUCTS, OUR ABILITY TO DELIVER PRODUCTS MAY BE IMPAIRED.

         We currently have no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any approved product, we must either develop a marketing and sales force or, where appropriate or permissible, enter into arrangements with third parties to market and sell our products. We might not be successful in developing marketing and sales capabilities. Further, we may not be able to enter into marketing and sales agreements with others on acceptable terms, and any such arrangements, if entered into, may be terminated. If we develop our own marketing and sales capability, it will compete with other companies that currently have experienced, well funded and larger marketing and sales operations. To the extent that we enter into co-promotion or other sales and marketing arrangements with other companies, revenues will depend on the efforts of others, which may not be successful.

IF WE CANNOT SUCCESSFULLY FORM AND MAINTAIN SUITABLE ARRANGEMENTS WITH THIRD PARTIES FOR THE MANUFACTURING OF THE PRODUCTS WE MAY DEVELOP, OUR ABILITY TO DEVELOP OR DELIVER PRODUCTS MAY BE IMPAIRED.

         We have no experience in manufacturing products and do not have manufacturing facilities. Consequently, we are dependent on contract manufacturers for the production of products for development and commercial purposes. The manufacture of our products for clinical trials and commercial purposes is subject to cGMP regulations promulgated by the FDA. In the event that we are unable to obtain or retain third-party manufacturing for our products, we will not be able to commercialize such products as planned. We may not be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with cGMP and other regulatory requirements. Our current dependence upon others for the manufacture of our products may adversely affect our profit margin, if any, on the sale of future products and our ability to develop and deliver such products on a timely and competitive basis.

IF WE ARE NOT ABLE TO PROTECT THE PROPRIETARY RIGHTS THAT ARE CRITICAL TO OUR SUCCESS, THE DEVELOPMENT AND ANY POSSIBLE SALES OF OUR PRODUCT CANDIDATES COULD SUFFER AND COMPETITORS COULD FORCE OUR PRODUCTS COMPLETELY OUT OF THE MARKET.

         Our success will depend on our ability to obtain patent protection for our products, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others, both in the United States and abroad.

         The degree of patent protection afforded to pharmaceutical inventions is uncertain and our potential products are subject to this uncertainty. Competitors may develop competitive products outside the protection that may be afforded by the claims of our patents. We are aware that other parties have been issued patents and have

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filed patent applications in the United States and foreign countries with respect to other agents that have an effect on A.G.E.s. or the formation of A.G.E. crosslinks. In addition, although we have several patent applications pending to protect proprietary technology and potential products, these patents may not be issued, and the claims of any patents, which do issue, may not provide significant protection of our technology or products. In addition, we may not enjoy any patent protection beyond the expiration dates of our currently issued patents.

         We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to maintain, develop and expand our competitive position, which we seek to protect, in part, by confidentiality agreements with our corporate partners, collaborators, employees and consultants. We also have invention or patent assignment agreements with our employees and certain, but not all, corporate partners and consultants. Relevant inventions may be developed by a person not bound by an invention assignment agreement. Binding agreements may be breached, and we may not have adequate remedies for such breach. In addition, our trade secrets may become known to or be independently discovered by competitors.

IF WE FAIL TO OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS, THE COMMERCIAL USE OF OUR PRODUCTS WILL BE LIMITED.

         Our research, pre-clinical testing and clinical trials of our product candidates are, and the manufacturing and marketing of our products will be, subject to extensive and rigorous regulation by numerous governmental authorities in the United States and in other countries where we intend to test and market our product candidates.

         Prior to marketing, any product we develop must undergo an extensive regulatory approval process. This regulatory process, which includes pre-clinical testing and clinical trials and may include post-marketing surveillance of each compound to establish its safety and efficacy, can take many years and can require the expenditure of substantial resources. Data obtained from pre-clinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejections based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted NDA. We may encounter similar delays in foreign countries. We may not obtain regulatory approval for the drugs we develop. Moreover, regulatory approval may entail limitations on the indicated uses of the drug. Further, even if we obtain regulatory approval, a marketed drug and its manufacturer are subject to continuing review and discovery of previously unknown problems with a product or manufacturer which may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including pre-clinical testing, clinical trials, the approval process or post-approval, may result in various adverse consequences, including the FDA's delay in approving, or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA holder. None of our products has been approved for commercialization in the United States or elsewhere. We may not be able to obtain FDA approval for any products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude our licensees or marketing partners from marketing our products or limit the commercial use of such products and will have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE DEVELOPMENT AND MARKETING OF CURES AND THERAPIES FOR CARDIOVASCULAR DISEASES, DIABETES AND THE OTHER CONDITIONS FOR WHICH WE SEEK TO DEVELOP PRODUCTS, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

         We are engaged in pharmaceutical fields characterized by extensive research efforts and rapid technological progress. Many established pharmaceutical and biotechnology companies with resources greater than ours are attempting to develop products that would be competitive with our products. Other companies may succeed in developing products that are safer, more efficacious or less costly than any we may develop and may also be more successful than us in production and marketing. Rapid technological development by others may result in our products becoming obsolete before we recover a significant portion of the research, development or commercialization expenses incurred with respect to those products.

         Certain technologies under development by other pharmaceutical companies could result in better treatments for cardiovascular disease, or diabetes and its related complications. Several large companies have initiated or expanded research, development and licensing efforts to build pharmaceutical franchises focusing on

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
these medical conditions. It is possible that one or more of these initiatives may reduce or eliminate the market for some of our products. In addition, other companies have initiated research in the inhibition or crosslink breaking of A.G.E.s.

IF GOVERNMENTS AND THIRD-PARTY PAYERS CONTINUE THEIR EFFORTS TO CONTAIN OR DECREASE THE COSTS OF HEALTHCARE, WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS SUCCESSFULLY.

         In certain foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be federal and state initiatives to control and/or reduce pharmaceutical expenditures. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical pricing. Cost control initiatives could decrease the price that we receive for any products we may develop and sell in the future and have a material adverse effect on our business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on our corporate partners, our ability to commercialize our products may be adversely affected.

         Our ability to commercialize pharmaceutical products may depend, in part, on the extent to which reimbursement for the products will be available from government health administration authorities, private health insurers and other third-party payers. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and third-party payers, including Medicare, are increasingly challenging the prices charged for medical products and services. Third-party insurance coverage may not be available to patients for any products developed by us. Government and other third-party payers are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. If adequate coverage and reimbursement levels are not provided by government and other third-party payers for our products, the market acceptance of these products would be adversely affected.

IF THE USERS OF THE PRODUCTS WE DEVELOP CLAIM THAT OUR PRODUCTS HAVE HARMED THEM, WE MAY BE SUBJECT TO COSTLY AND DAMAGING PRODUCT LIABILITY LITIGATION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS.

         The use of any of our potential products in clinical trials and the sale of any approved products, including the testing and commercialization of alagebrium or other compounds, expose us to liability claims resulting from the use of products or product candidates. Claims could be made directly by participants in our clinical trials, consumers, pharmaceutical companies or others. We maintain product liability insurance coverage for claims arising from the use of our products in clinical trials. However, coverage is becoming increasingly expensive, and we may not be able to maintain or acquire insurance at a reasonable cost or in sufficient amounts to protect us against losses due to liability that could have a material adverse effect on our business, financial conditions and results of operations. We may not be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future and insurance coverage, and our resources may not be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO ATTRACT AND RETAIN THE KEY PERSONNEL ON WHOM OUR SUCCESS DEPENDS, OUR PRODUCT DEVELOPMENT, MARKETING AND COMMERCIALIZATION PLANS COULD SUFFER.

         We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these personnel could impede the achievement of our development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition between pharmaceutical and healthcare companies, universities and non-profit research institutions for experienced scientists. In addition, we rely on consultants to assist us in formulating our research and development strategy. All of our consultants are employed outside of us and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

                         RISKS RELATED TO THIS OFFERING

THE COMMON STOCK BEING OFFERED BY THIS PROSPECTUS RANKS JUNIOR TO OUR OUTSTANDING SHARES OF PREFERRED STOCK.

         In addition to our authorized but unissued shares of preferred stock, as of March 15, 2004, we had outstanding 1,174 shares of Series G and 3,525 shares of Series H Convertible Preferred Stock. In the event of a liquidation, dissolution or winding-up of our company, the holders of these shares of preferred stock will have the right to receive distributions of our assets prior to distributions to the holders of our common stock. This right could adversely affect the voting power of common stockholders; make it more difficult for a third party to gain control of us; discourage bids for our common stock at a premium; or otherwise adversely affect the market price of the common stock.

THE CONVERSION OF OUR SERIES G AND SERIES H PREFERRED STOCK MAY ADVERSELY AFFECT OUR STOCKHOLDERS.

         The exact number of shares of common stock issuable upon conversion of our Series G and Series H Preferred Stock will vary inversely with the market price of the common stock. The holders of common stock may be materially diluted by conversion of the Series G and Series H Preferred Stock depending on the future market price of the common stock. The conversion price of the Series G and Series H Preferred Stock depends on the average price of the common stock on the American Stock Exchange for the twenty (20) business days immediately preceding the conversion. On March 15, 2004, the conversion price was $2.086. If this price were used to determine the number of shares of common stock issuable upon conversion of the Series G and Series H Preferred Stock, we would issue a total of approximately 22,527,517 shares of common stock if all shares of the Series G and Series H Preferred Stock were converted on such date. To the extent the average price of the common stock during the 20 business days immediately preceding any date on which shares of the Series G and Series H Preferred Stock are converted is higher or lower than $2.086, we would issue more or fewer shares of common stock than reflected in this estimate, and this difference could be material.

         The number of shares of common stock to be issued upon conversion of the Series G and Series H Preferred Stock will also depend on the number of shares of Series G and Series H Preferred Stock issued as dividends on the Series G and Series H Preferred Stock.

THERE MAY BE RISKS RELATED TO HAVING USED ARTHUR ANDERSEN AS OUR INDEPENDENT AUDITOR.

         Until May 30, 2002, Arthur Andersen, LLP served as our independent auditors. Arthur Andersen is not able to consent to the use of its report on the 2001 and earlier financial statements and will not be in a position to perform any post-audit review procedures. Should an event have occurred between the date of Arthur Andersen's report and the date of this prospectus that could serve to make inaccurate the statement in Arthur Andersen's report that our financial statements present fairly, in all material respects, the financial position, results of operations and cash flows for the periods covered by such financial statements, in conformity with accounting principles generally accepted in the United States, an investor might be precluded from bringing a claim against Arthur Andersen.

FUTURE SALES BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

         As of December 31, 2003, 40,467,148 shares of our common stock, 1,174 shares of Series G Preferred Stock and 3,525 shares of Series H Preferred Stock were issued and outstanding. In addition, options to purchase 5,979,318 shares of common stock and warrants to purchase 1,106,174 shares of common stock were outstanding. The sale of common stock issued upon the exercise of stock options, the exercise of warrants, and the conversion of Series G and Series H Preferred Stock, as well as future sales of common stock by us or by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the common stock.

FUTURE SALES OF COMMON STOCK MAY DILUTE OUR STOCKHOLDERS.

         We may sell the common stock covered by this prospectus in one or more transactions at prices and in a manner we determine from time to time. If we sell the common stock in more than one transaction, stockholders who purchase stock covered by this prospectus may be materially diluted by subsequent sales that are also covered by this prospectus. In addition, we may sell common stock from time to time in the future in transactions not covered by this prospectus. Such sales may also result in material dilution to our stockholders.

THE PRICE OF OUR COMMON STOCK IS VOLATILE AND THE MARKET VALUE OF YOUR INVESTMENT MAY DECREASE.

         The market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in our operating results, announcement of technological innovations or new therapeutic products by us or others, clinical trial results, developments concerning agreements with collaborators, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by us or others, future sales of substantial amounts of common stock by existing stockholders and general market conditions can have an adverse effect on the market price of the common stock. The realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on the market price of the common stock.

ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD-PARTY ACQUISITION OF US, WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS, MORE DIFFICULT.

         Our Certificate of Incorporation provides for staggered terms for the members of the Board of Directors and includes a provision (the "Fair Price Provision") that requires the approval of the holders of 80 percent of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 10 percent or more of our voting stock, except in cases where certain directors approve the transaction or certain minimum price criteria and other procedural requirements are met. We have entered into a Stockholders' Rights Agreement pursuant to which each holder of a share of common stock is granted a Right to purchase our Series F Preferred Stock under certain circumstances if a person or group acquires or commences a tender offer for 20 percent of our outstanding common stock. We have also adopted a Change in Control Severance Benefits Plan which provides for severance benefits to employees upon certain events of termination of employment after or in connection with a change in control as defined in the Plan. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. The staggered board terms, Fair Price Provision, Stockholders' Rights Agreement, Change in Control Severance Benefits Plan, Preferred Stock provision and other provisions of our charter and Delaware corporate law may discourage certain types of transactions involving an actual or potential change in control.

                           FORWARD-LOOKING STATEMENTS

         Statements in this prospectus that are not statements or descriptions of historical facts are "forward-looking" statements under Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These forward-looking statements and other forward-looking statements made by us or our representatives are based on a number of assumptions. The words "believe," "expect," "anticipate," "intend," "estimate" or other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, including those set forth above under Risk Factors and elsewhere in this prospectus. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. We assume no obligation to update any such forward-looking statements.

                                 USE OF PROCEEDS

         Each time we issue our common stock, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering. Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

         We may sell the common stock covered by this prospectus in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. We may sell the common stock to underwriters for public offering, directly to investors, through agents designated from time to time, or by such other means as may be specified in the supplement to this prospectus. If we sell shares of the common stock to a broker-dealer acting as principal, the broker-dealer may then resell such shares of common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

         We may engage BNY Capital Markets, Inc. to act as an underwriter or agent in an at-the-market offering of our common stock.

         Participating agents or broker-dealers in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of common stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

         To the extent required, the number of shares of common stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement to this prospectus.

                                 DIVIDEND POLICY

         We have not paid any dividends since our inception and do not anticipate paying any dividends in the foreseeable future.

                                  LEGAL MATTERS

         The validity of the issuance of the common stock being offered hereby has been passed upon by Smith, Stratton, Wise, Heher & Brennan, LLP. A member of Smith, Stratton, Wise, Heher & Brennan, LLP owned 13,250 shares of our common stock at the time it issued its opinion.

                                     EXPERTS

         The financial statements of Alteon Inc. as of December 31, 2003 and 2002, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is a part of a registration statement on Form S-3, which we filed with the Securities and Exchange Commission ("SEC") under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about us in the registration statement. Copies of the registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee, or you may examine them without charge at the SEC's public reference facilities described below. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information we file with the SEC is also available through the SEC's Web Site (http://www.sec.gov) and our Web Site

(http://www.alteon.com).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which we have filed with the SEC, are incorporated herein by reference:

                  (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

                  (b) Our Current Reports on Form 8-K, filed March 15, 2004 and March 12, 2004.

                  (c) The description of our common stock, $.01 par value, which is contained in our Registration Statement on Form 8-A, filed November 1, 1991, including any amendments or reports filed for the purpose of updating such description.

                  (d) The description of our Rights to Purchase Series F Preferred Stock, which is contained in our Registration Statement on Form 8-A, filed August 4, 1995, including any amendments or reports filed for the purpose of updating such description.

         All documents, which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         This prospectus incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be a part of this prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Elizabeth A. O'Dell, Vice President, Finance, Alteon Inc., 6 Campus Drive, Parsippany, New Jersey 07054, (201) 934-5000.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

         The exhibits required to be filed are listed on the "Exhibit Index" attached hereto, which is incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany, State of New Jersey, on April 5, 2004.

                                       ALTEON INC.

                                       By: /s/ Kenneth I. Moch
                                           -------------------------------------
                                           Kenneth I. Moch
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                                  Title                             Date
         ---------                                  -----                             ----
/s/ Kenneth I. Moch                    Chairman of the Board, President
----------------------------           and Chief Executive Officer               April 5, 2004
Kenneth I. Moch                        (principal executive officer)

/s/ Elizabeth O'Dell                   Vice President, Finance                   April 5, 2004
----------------------------           Treasurer and Secretary
Elizabeth A. O'Dell                    (principal accounting officer)

             *                         Director                                  April 5, 2004
----------------------------
Edwin D. Bransome, Jr., M.D.

             *                         Director                                  April 5, 2004
----------------------------
Marilyn Breslow

             *                         Director                                  April 5, 2004
----------------------------
Alan J. Dalby

             *                         Director                                  April 5, 2004
----------------------------
David K. McCurdy

             *                         Director                                  April 5, 2004
----------------------------
Thomas A. Moore

             *                         Director                                  April 5, 2004
----------------------------
George M. Naimark, Ph.D.

             *                         Director                                  April 5, 2004
----------------------------
Mark Novitch, M.D.

* By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the persons indicated.

By: /s/ Kenneth I. Moch
    -------------------------------------
    Kenneth I. Moch, Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
  No.                                          Description of Exhibit
-------         -------------------------------------------------------------------------------------
4.1*            Restated Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1 to the Company's Report on Form 10-Q filed on November 10, 1999, S.E.C. file Number
                000-19529.)

4.2*            Certificate of the Voting Powers, Designations, Preference and Relative
                Participating, Optional and Other Special Qualifications, Limitations or
                Restrictions of Series F Preferred Stock of the Company. (Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended
                December 31, 2000, S.E.C. File Number 001-16043.)

4.3*            Certificate of Retirement of Stock of Alteon Inc. dated September 10, 1999.
                (Incorporated by reference to Exhibit 3.1 to the Company's Report on Form 10-Q filed on November 10, 1999, S.E.C. File Number 000-19529.)

4.4*            Certificate of Designations of Series G Preferred Stock of Alteon Inc. (Incorporated
                by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, S.E. C. File Number 000-19529.)

4.5*            Certificate of Amendment of Certificate of Designations of Series G Preferred Stock
                of Alteon Inc. (Incorporated by reference to Exhibit 3.4 of the Company's Report on
                Form 10-Q filed on August 14, 1998, S.E. C. File Number 000-19529.)

4.6*            Certificate of Designations of Series H Preferred Stock of Alteon Inc. (Incorporated
                by reference to Exhibit 3.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, S.E. C. File Number 000-19529.)

4.7*            Amended Certificate of Designations of Series H Preferred Stock of Alteon Inc.
                (Incorporated by reference to Exhibit 3.6 to the Company's Report on Form 10-Q filed on August 14, 1998, S.E. C. File Number 000-19529.)

4.8*            Certificate of Retirement of Stock of Alteon Inc. dated November 20, 2000.
                (Incorporated by reference to Exhibit 3.8 to the Company's Annual Report on Form
                10-K for the year ended December 31, 2000, S.E. C. File Number 001-16043.)

4.9*            Certificate of Amendment to Restated Certificate of Incorporation of Alteon Inc.
                dated June 7, 2001. (Incorporated by reference to Exhibit 3.8 to the Company's
                Report on Form 10-Q filed on August 14, 2001, S.E.C. File Number 001-16043.)

4.10*           Stockholders' Rights Agreement dated as of July 27, 1995, between Alteon Inc. and
                Registrar and Transfer Company, as Rights Agent. (Incorporated by reference to
                Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December
                31, 2000, S.E. C. File Number 001-16043.)

4.11*           Amendment to Stockholders' Rights Agreement between Alteon Inc. and Registrar and
                Transfer Company, as Rights Agent. (Incorporated by reference to Exhibit 4.4 to the
                Company's Current Report on Form 8-K filed on May 9, 1997, S.E. C. File Number
                000-19529.)

4.12*           Amendment to Stockholders' Rights Agreement between Alteon Inc. and Registrar and
                Transfer Company, as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the
                Company's Current Report on Form 8-K filed on December 10, 1997, S.E.C. File Number
                000-19529.)

4.13*           Notice of Appointment, dated August 29, 2002, of The American Stock Transfer & Trust
                Company as successor Rights Agent, pursuant to Stockholders' Rights Agreement dated as of July 27, 1995. (Incorporated by reference to Exhibit 4.4 of the Company's
                Report on Form 10-Q filed on November 13, 2002, S.E.C. File Number 001-16043.)

4.14*           Bylaws, as amended. (Incorporated by reference to Exhibit 3.10 to the Company's
                Annual Report on Form 10-K for the year ended December 31, 2002, S.E. C. File Number
                001-16043.)

5.1*            Opinion of Smith, Stratton, Wise, Heher & Brennan, LLP.

23.1            Consent of KPMG LLP, independent public accountants.

23.2*           Consent of Smith, Stratton, Wise, Heher & Brennan, LLP. (Contained in Exhibit 5.1.)

24.1*           Power of Attorney. (See "Power of Attorney" on signature page.)

* Previously filed.